Exhibit 99.1

Conduit Pharmaceuticals Enters into Exclusive License Agreement with AstraZeneca for Multiple Assets to Advance Potential First-in-Class Treatments

●	Conduit Pharmaceuticals enters into exclusive license agreement with AstraZeneca for HK-4 Glucokinase activators AZD1656 and AZD5658 targeting autoimmune indications and myeloperoxidase inhibitor AZD5904 targeting idiopathic male infertility

●	Assets have shown favorable preclinical and Phase I data. Conduit to initiate Phase II clinical trials

SAN DIEGO and LONDON, August 8, 2024 (GLOBE NEWSWIRE)— Conduit Pharmaceuticals Inc. (Nasdaq: CDT) (“Conduit” or the “Company”), today announced that the Company has entered into an agreement with AstraZeneca to exclusively license rights to develop AZD1656 and AZD5658, both HK-4 glucokinase activators, and AZD5904, a myeloperoxidase inhibitor (MPO). AstraZeneca had progressed AZD1656 and AZD5904 through Phase 1 clinical trials.

Conduit initially intends to conduct Phase II clinical trials on clinical candidates AZD1656 and AZD5658 in 2024 for applications in autoimmune disorders, a category which affect an estimated 10% of the population1.

Under the terms of the License Agreement, AstraZeneca will grant Conduit an exclusive license to both AZD1656 and AZD5658 for all human indications, as well as an exclusive license to AZD5904 for use in Idiopathic Male Infertility.

As part of the License Agreement, AstraZeneca will be issued shares of common stock in Conduit, and Conduit will also pay AstraZeneca a share of sublicense revenues, including upfront payments, milestones, and royalties received from future partners.

AstraZeneca will share pre-clinical and clinical data on the assets and supply Conduit with certain quantities of AZD1656, AZD5904, and AZD5658 from its inventory. The License Agreement also includes provisions for the transfer of know-how related to AZD1656, AZD5658 and AZD5904 from AstraZeneca to Conduit. AstraZeneca has been granted a right of first negotiation to develop, manufacture, and commercialize the licensed compounds if Conduit seeks to assign, license, or grant such rights to a third party.

Through the License Agreement, Conduit will analyze existing clinical data and initiate Phase II trials. Conduit believes this will fast-track the development of these compounds and bring innovative new medicines to patients facing substantial unmet needs.

“We are delighted to have entered into an agreement with AstraZeneca to secure the rights to develop AZD1656, AZD5658, and AZD5904. The potential of these assets to become important first-in-class medicines for patients is promising. Given the data from AstraZeneca’s clinical trials, we believe there is a strong rationale to initiate Phase II studies in multiple indications to progress to commercialization of these assets,” said Dr. David Tapolczay, Chief Executive Officer of Conduit.”

1 https://www.thelancet.com/journals/lancet/article/PIIS0140-6736(23)00457-9/abstract

Conduit departs from the traditional business model of shepherding assets through an entire commercial lifecycle by acquiring assets that have already undergone pre-clinical and clinical testing. The Company works towards accelerating the assets through Phase II trials and, if successful, intends to seek exits through third-party license opportunities.

About Conduit Pharmaceuticals

Conduit is a multi-asset, clinical stage, disease-agnostic life science company delivering an efficient model for compound development. Conduit both acquires and funds the development of Phase II-ready assets and then seeks an exit through third-party license deals following successful clinical trials. Led by a highly experienced team of pharmaceutical executives including Dr. David Tapolczay and Dr. Freda Lewis-Hall, this novel approach is a departure from the traditional pharma/biotech business model of taking assets through regulatory approval.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding Conduit’s future results of operations and financial position, Conduit’s business strategy, prospective product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated studies and business endeavors with third parties, and future results of current and anticipated product candidates, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to; the inability to maintain the listing of Conduit’s securities on Nasdaq; the ability to recognize the anticipated benefits of the business combination completed in September 2023, which may be affected by, among other things, competition; the ability of the combined company to grow and manage growth economically and hire and retain key employees; the risks that Conduit’s product candidates in development fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable authorities on a timely basis or at all; changes in applicable laws or regulations; the possibility that Conduit may be adversely affected by other economic, business, and/or competitive factors; and other risks as identified in filings made by Conduit with the U.S. Securities and Exchange Commission. Moreover, Conduit operates in a very competitive and rapidly changing environment. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Conduit’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, Conduit assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Conduit gives no assurance that it will achieve its expectations.

Media

Sean Leous

ICR Westwicke

Sean.Leous@westwicke.com

+1.646.866.4012

Investors

Bill Begien

Conduit Pharmaceuticals Inc.

bb@conduitpharma.com